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                                                                    Exhibit 3.1


                           ARTICLES OF INCORPORATION
                                       OF
                             THE ENSTAR GROUP, INC.


                                   ARTICLE I

     The name of the Corporation is The Enstar Group, Inc.

                                   ARTICLE II

     The Corporation has authority to issue an aggregate of Fifty-Five Million (55,000,000) shares of $.01 par value stock that together have unlimited voting rights and that together are entitled to receive the net assets of the Corporation upon dissolution. Said shares of stock may be referred to as "Common Stock".


                                  ARTICLE III

     No shareholder shall have the preemptive right to subscribe for or purchase any shares or other securities issued by the Corporation.

                                   ARTICLE IV

     The Corporation is to have perpetual existence.

                                   ARTICLE V

     The initial Board of Directors of the Corporation shall consist of four
(4) members whose names and addresses are as follows:

                     Nimrod T. Frazer
                     172 Commerce Street, 3rd Floor
                     Montgomery, Alabama 36104

                     T. Whit Armstrong
                     Citizens Bank
                     301 S. Edwards
                     Enterprise, Alabama 36311

                     T. Wayne Davis
                     Davis Foundation
                     1910 San Marco Boulevard
                     Jacksonville, Florida 32207


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                     J. Christopher Flowers
                     Goldman Sachs
                     18th Floor
                     85 Broad Street
                     New York, New York 10004

                                   ARTICLE VI

     The terms of the directors of the Corporation shall be staggered by dividing the total number of directors into three groups, with each group containing one-third of the total number of directors, or as close to such fraction as is possible. The shareholders may remove a director only with cause.

                                  ARTICLE VII

     The name of the Incorporator is Jennifer M. Crane, and her address is 1500 Marquis Two Tower, 285 Peachtree Center Avenue, Atlanta, Georgia 30303.

                                  ARTICLE VIII

     The address of the initial registered office of the Corporation shall be, 1201 Peachtree Street, N.E., Atlanta, Fulton County, Georgia 30361. The initial registered agent of the Corporation at such address shall be CT Corporation System.

                                   ARTICLE IX

     The mailing address of the initial principal office of the Corporation is 172 Commerce Street, 3rd Floor, Montgomery, Alabama 36104.

                                   ARTICLE X

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be now or hereafter organized under the Georgia Business Corporation Code, or by any other law of Georgia and by these Articles of Incorporation, together with any powers incidental thereto.

                                   ARTICLE XI

     Subject to the provisions of Section 14-2-704 of the Georgia Business Corporation Code, any action required by the Georgia Business Corporation Code to be taken at a meeting of the shareholders of the Corporation or any action which may be taken at a meeting of the shareholders may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the


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minimum number (or numbers in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

                                  ARTICLE XII

     Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Chairman, or by the written request of a majority of the members of the Board of Directors, but such special meetings may not be called by any other person or persons, except as may be required by the Georgia Business Corporation Code.

                                 ARTICLE XIII

     No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, other than liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. If the Georgia Business Corporation Code is hereafter amended to authorize the further limitation or elimination of the liability of a director, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by the amended Georgia Business Corporation Code. Any repeal of modification of this Article XIII shall be prospective only and shall not adversely affect any limitation or elimination of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XIV

     Any shareholder entitled to vote for the election of directors may submit to the Board of Directors nominations for the election of directors only by giving written notice (such written notice to include a statement of the qualifications of the nominee) to the Secretary of the Corporation at least sixty (60) days but not more than ninety (90) days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.


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     IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation.




                                   /s/ Jennifer M. Crane
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                                   Jennifer M. Crane, Incorporator
























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